Exhibit 99.1

News
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Bunch to retire as PPG executive chairman, CEO McGarry elected to succeed

PITTSBURGH, July 21, 2016 - PPG today announced that Charles E. Bunch will retire Sept. 1 as executive chairman of the PPG board of directors after 37 years with the company. PPG President and Chief Executive Officer Michael H. McGarry will become chairman and CEO effective the same day.

Under Bunch’s leadership, PPG accelerated its business transformation, becoming the world’s leading paints and coatings company through strategic actions that focused its business portfolio, and that expanded and strengthened its international presence. During his tenure as chairman and CEO, PPG made more than 30 acquisitions and delivered extraordinary growth and record financial performance.

“On behalf of the PPG board of directors, we want to recognize Chuck’s outstanding leadership and strategic vision in guiding PPG through one of the most important and impactful time periods in its 133-year history,” said Hugh Grant, PPG independent lead director and chairman and CEO of Monsanto Company. “Chuck’s leadership has strengthened PPG’s position and set the company on a solid path for future growth and success. We thank him for his many contributions and wish him the very best.”

Bunch, 66, has served as executive chairman of the PPG board of directors since September 2015. He served as PPG chairman and CEO from July 2005 to August 2015. Since joining PPG in 1979, Bunch held many important leadership positions throughout the company. In July 2002, he was named president, chief operating officer and board member, and in March 2005, he became president and CEO. A native of Philadelphia, Bunch earned a degree in international affairs from Georgetown University and an MBA from the Harvard University Graduate School of Business Administration.

McGarry, 58, has served as PPG president and CEO since September 2015. During his 35 years with PPG, he has served in a variety of key business and functional leadership roles in the United States, Europe and Asia. In recent years, he helped lead several strategic actions that have transformed PPG’s business portfolio. A native of New Orleans, McGarry is a mechanical engineering graduate of the University of Texas and completed the Advanced Management Program at Harvard Business School.

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